Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined balance sheet as of September 30, 2005 and the unaudited pro forma combined statements of income for the year ended December 31, 2004 and the nine months ended September 30, 2005 are based on the historical financial statements of Tessera Technologies Inc. and Shellcase LTD after giving effect to Tessera’s acquisition of Shellcase using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements as if such acquisition had occurred as of September 30, 2005, for pro forma balance sheet purposes and as of January 1, 2004, for pro forma income statement purposes.

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed from Shellcase in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending finalization of those estimates and analyses. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

The unaudited pro forma combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the combined consolidated financial position or results of operation in future periods or the results that actually would have been realized had Tessera and Shellcase been a combined company during the specified periods. Certain reclassification adjustments have been made in the presentation of the Shellcase historical amounts to conform Shellcase’s financial statement basis of presentation to that followed by Tessera. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Tessera’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2004 and in its Form 10-Q for the nine months ended September 30, 2005, and Shellcase’s historical consolidated financial statements for the year ended December 31, 2004 and for the nine months ended September 30, 2005, which are included as Exhibits 99.1 and 99.2, respectively, to this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF TESSERA AND SHELLCASE

As of September 30, 2005

(in thousands)

	Historical		Pro Forma
	Tessera Technologies Inc. (A)	Shellcase (B)	Adjustments (Note 3)		Combined
ASSETS
Current assets:
Cash and cash equivalents	$146,142	$—	$(33,590	)(C)	$112,552
Accounts receivable	5,794	—	—		5,794
Other current assets	14,870	—	—		14,870

Total current assets	166,806	—	(33,590)		133,216

Property and equipment, net	4,486	4,709	(1,126	)(D)	8,069
Other assets	6,266	—	—		6,266
Intangible assets, net	—	—	6,920	(E)	6,920
Goodwill	—	—	24,154	(F)	24,154

Total assets	$177,558	$4,709	$(3,642)		$178,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,673	$—	$—		$1,673
Accrued liabilities	4,424	—	1,067	(G)	5,491
Deferred revenue	149	—	—		149

Total current liabilities	6,246	—	1,067		7,313

Stockholders’ equity:
Common Stock	44	—	—		44
Additional paid-in capital	181,230	—	—		181,230
Deferred stock-based compensation	(2,649)	—	—		(2,649)
Retained earnings accumulated deficit	(7,313)	—	—		(7,313)
Stockholders’ investment	—	4,709	(4,709	)(H)	—

Total stockholders’ equity	171,312	4,709	(4,709)		171,312

Total liabilities and stockholders’ equity	$177,558	$4,709	$(3,642)		$178,625

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME OF TESSERA AND SHELLCASE

(in thousands, except per share amounts)

For the nine months ended September 30, 2005

	Historical		Pro Forma
	Tessera Technologies, Inc. (A)	Shellcase (B)	Adjustments		Combined
Revenues:
Royalty and license fees	$39,238	$1,521	$—		$40,759
Past production payments	18,830	—	—		18,830
Service revenues	12,036	—	—		12,036

Total revenues	70,104	1,521	—		71,625

Operating expenses:
Cost of revenues	9,309	—	—		9,309
Research and development	4,937	2,538	(27	)(I)	7,448
Selling, general and administrative	18,826	972	525	(I)	20,323
Amortization of intangibles	—	—	519	(J)	519
Stock-based compensation	840	—	—		840

Total operating expenses	33,912	3,510	1,017		38,439

Operating income/(loss)	36,192	(1,989)	(1,017)		33,186
Other income/(expense), net	2,427	—	(685	)(K)	1,742

Income/(loss) before taxes	38,619	(1,989)	(1,702)		34,928
Income tax provision/(benefit)	13,921	—	(279	)(L)	13,642

Net income/(loss)	$24,698	$(1,989)	(1,423)		21,286

Basic and diluted net income per share attributable to common stockholders:
Net income per common share; basic	$0.56				$0.49

Net income per common share; diluted	$0.52				$0.45

Weighted average number of shares used in per share calculations; basic	43,720				43,720

Weighted average number of shares used in per share calculations; diluted	47,727				47,727

(1) Operating expense line item detail excludes stock-based compensation, as follows:

Research and development	$288				$288
Selling, general and administrative	552				552

Total	$840				$840

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME OF TESSERA AND SHELLCASE

(in thousands, except per share amounts)

For the twelve months ended December 31, 2004

	Historical		Pro Forma
	Tessera Technologies, Inc. (M)	Shellcase (N)	Adjustments		Combined
Revenues:
Intellectual property revenues	$39,624	$2,624	$—		$42,248
Other intellectual property revenues	19,998	—	—		19,998
Service revenues	13,114	—	—		13,114

Total revenues	72,736	2,624	—		75,360

Operating expenses:
Cost of revenues	9,613	—	—		9,613
Research and development	7,107	3,751	(74	)(I)	10,784
Selling, general and administrative	20,144	1,437	214	(I)	21,795
Amortization of intangibles	—	—	692	(J)	692
Stock-based compensation	231	—	—		231

Total operating expenses	37,095	5,188	832		43,115

Operating income/(loss)	35,641	(2,564)	(832)		32,245
Other income/(expense), net	828	(537)	(387	)(K)	(96)

Income/(loss) before taxes	36,469	(3,101)	(1,219)		32,149
Income tax (benefit)	(22,594)	—	(157	)(L)	(22,751)

Net income/(loss)	59,063	(3,101)	(1,062)		54,900
	—	—
Basic and diluted net income per share attributable to common stockholders:
Net income (loss) per common share; basic	$1.47				$1.37

Net income (loss) per common share; diluted	$1.27				$1.18

Weighted average number of shares used in per share calculations; basic	40,077				40,077

Weighted average number of shares used in per share calculations; diluted	46,622				46,622

(1) Operating expense line item detail excludes stock-based compensation, as follows:

Cost of revenues	$—				$—
Research and development	56				56
Selling, general and administrative	175				175

Total	$231				$231

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

1. Basis of Pro Forma Presentation

On December 21, 2005, Tessera Technologies, Inc., completed the asset acquisition of certain assets of Shellcase Ltd, an Israeli Company, pursuant to the terms of the Asset Purchase Agreement dated October 31, 2005 between Tessera and Shellcase. The total purchase price for the asset acquisition was approximately $34.7 million, of which approximately $26.9 million was paid at the closing under the Asset Purchase Agreement and approximately $6.7 million was transferred to an escrow account subject to post-closing contingencies and $1.1 million relates to estimated transaction costs.

The unaudited pro forma combined consolidated balance sheet at September 30, 2005 is presented to give effect to Tessera’s acquisition of certain assets of Shellcase as if the transaction had been consummated on that date. The unaudited pro forma combined consolidated balance sheet at September 30, 2005 has been prepared by combining the historical unaudited consolidated balance sheet data of Tessera and the historical unaudited interim statement of Net Assets to be Sold of Shellcase as of September 30, 2005 to give effect to Tessera’s acquisition of certain assets of Shellcase using the purchase method of accounting and apply the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined consolidated financial statements. The unaudited pro forma combined consolidated statements of income of Tessera and Shellcase for the year ended December 31, 2004 and the nine-months ended September 30, 2005 are presented as if Tessera’s acquisition of certain assets of Shellcase had been consummated on January 1, 2004. The unaudited pro forma combined consolidated statements of income of Tessera and Shellcase for the year ended December 31, 2004 and the nine-months ended September 30, 2005 have been prepared using the historical consolidated statements of income data of Tessera and the statement of direct revenues and direct operating expenses of Shellcase for the year ended December 31, 2004 and the nine-months ended September 30, 2005 and giving effect to Tessera’s acquisition of certain assets of Shellcase using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to these unaudited pro forma combined financial statements.

2. Preliminary Purchase Price

On October 30, 2005, Tessera acquired the research and development business (the “Business”) of Shellcase Ltd. Under the terms of the agreement, Tessera paid approximately $33.6 million in total consideration.

The preliminary estimated purchase price of the Business is estimated to be approximately $34.7 million, which has been determined as follows:

(in thousands)
Cash	$33,590
Estimated transaction costs	1,067

Total estimated purchase price	$34,657

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to the Business’ net tangible and intangible assets based on their estimated fair values as of the date of the completion of the acquisition. Based on managements estimates of the fair values acquired as described in the introduction to these unaudited proforma condensed combined financial statements, the preliminary estimated purchase price allocation is as follows:

	Amount	Estimated Useful Life
Property and equipment	$3,583	N/A

Identified intangible assets
Existing technology	6,700	10
Trade Name	220	10
Goodwill	24,154	N/A

Total preliminary purchase price	34,657

A preliminary estimate of $6.9 million has been allocated to amortizable intangible assets consisting of existing patented technology and trade names with estimated useful lives of ten years. A preliminary estimate of $24.2 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determined that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3. Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the acquisition was completed on September 30, 2005 for balance sheet purposes and on January 1, 2004 for statements of income purposes and reflect the following pro forma adjustments:

(A) Information is from the Tessera Technologies, Inc. September 30, 2005 Form 10-Q

(B) Information is from the Shellcase Ltd. September 30, 2005 Interim Financial Statements.

(C) To record payment of $33.6 million in cash.

(D) To record property and equipment at estimated fair value.

(E) To record acquired intangible assets of $6.9 million.

(F) To record goodwill

(G) To record estimated direct transaction costs incurred by Tessera.

(H) Elimination of Shellcase’s shareholder’s investment

(I) Shellcase historically depreciated the historical cost of its property and equipment over lives ranging from three to sixteen years. Depreciation expense for the year ended December 31, 2004 and the nine months ended September 30, 2005 was approximately $1.6 million and $0.8 million respectively. Upon the consummation of the acquisition by the Company, the fair value of property and equipment acquired was estimated to be approximately $3.6 million. This amount is being depreciated over the Company’s estimate of the remaining economic life of the assets of approximately one to nine years. Depreciation of the property & equipment at the estimated fair value will result in depreciation expense of $1.7 million and $1.3 million respectively for the year ended December 31, 2004 and the nine months ended September 30, 2005. The estimated pro forma adjustment of $0.1 million and $0.5 million for the year ended December 31, 2004 and 9 months ended September 30, 2005, respectively, represents this difference in depreciation expense resulting from the reduction in fair value of the fixed assets and change in estimated remaining economic life of the assets.

(J) To record amortization of the intangible assets resulting from the acquisition. Acquired intangibles include $6.7 million in existing technology and $0.2 million in trade name, with estimated useful life of 10 years. Amortization expense for the twelve and nine months ended are approximately $0.7 million and $0.5 million respectively.

(K) To estimate the decrease in interest income for cash used in the acquisition. The acquisition was paid in cash. This pro forma adjustment reflects a reduction in interest income that the Company would have earned on the $33.6 million since January 1, 2004, the assumed acquisition date. The average interest rate for the year ended 12/31/04 and nine months ended 9/30/05 were 1.2% and 2.8% respectively. The average interest rates are computed using reported interest income for the periods, divided by average cash balances for the same period.

(L) To record the income tax impact on pro forma adjustment at the statutory tax rate. The income tax effects of the pro forma adjustments assume an effective income tax rate of 40.75%.

(M) Information is from the Tessera Technologies, Inc. December 31, 2004 Form 10-K

(N) Information is from the Shellcase Ltd. December 31, 2004 financial statements.

4. Unaudited Pro Forma Combined Net Income Per Share

Shares used to calculate unaudited pro forma net income per basic share and unaudited pro forma net income per diluted share were consistent with the historical shares used by Tessera as no shares or options were included in the asset purchase consideration.